                                                                  EXHIBIT 10.23





                TENTH AMENDMENT TO AMENDED AND RESTATED
                TERM LOAN AND REVOLVING CREDIT AGREEMENT




    This Amendment, dated as of May 24, 1993, is entered into by DUBACH GAS COMPANY, a Texas corporation (the "COMPANY"), and UNION BANK, a California banking corporation (the "BANK").


                               RECITALS

    A. The Company and the Bank have entered into an Amended and Restated Term Loan and Revolving Credit Agreement dated as of July 26, 1991, as amended by a First Amendment to Amended and Restated Term Loan and Revolving Credit Agreement dated as of August 28, 1991, a Second Amendment to Amended and Restated Term Loan and Revolving Credit Agreement dated July 23, 1992, a Third Amendment to Amended and Restated Term Loan and Revolving Credit Agreement dated September 21, 1992, a Fourth Amendment to Amended and Restated Term Loan and Revolving Credit Agreement dated October 22, 1992, a Fifth Amendment to Amended and Restated Term Loan and Revolving Credit Agreement dated as of November 30, 1992, a Sixth Amendment to Amended and Restated Term Loan and Revolving Credit Agreement dated January 29, 1993, a Seventh Amendment to Amended and Restated Term Loan and Revolving Credit Agreement dated February 22, 1993, an Eighth Amendment to Amended and Restated Term Loan and Revolving Credit Agreement dated March 22, 1993 and a Ninth Amendment to Amended and Restated Term Loan and Revolving Credit Agreement dated April 26, 1993 (said Loan and Credit Agreement, as so amended, herein called the "CREDIT AGREEMENT"). Terms defined in the Credit Agreement and not otherwise defined herein have the same respective meanings when used herein, and the rules of interpretation set forth in Section 1.3 of the Credit Agreement are incorporated herein by reference.


    B. The Company and the Bank have agreed to further amend the Credit Agreement as hereinafter set forth.

    SECTION 1. AMENDMENTS TO CREDIT AGREEMENT. The Credit Agreement is, effective as of the date hereof and subject to satisfaction of the conditions precedent set forth in Section 2, hereby amended as follows:

          (a) Section 1.1 of the Credit Agreement is amended by deleting the definitions of "Alternate Borrowing Base" and "Alternate Borrowing Base Certificate."

          (b) The definition of "Borrowing Base" in Section 1.1 of the Credit Agreement is amended in full to read as follows:

          "'BORROWING BASE' means the sum of (a) 100% of (i) all cash held in bank accounts pledged to the Bank pursuant to the Security Agreement and (ii) all Cash Equivalents held in the custody of, or otherwise controlled by, the Bank; (b) 95% of Eligible Accounts that are backed by letters of credit from banks acceptable to the Bank; (c) 85% of Eligible Accounts other than Eligible Accounts described in (b) above; (d) 80% of pre-sold Eligible Inventory, valued at the lower of cost and market value; and (e) 70% of Eligible Inventory, valued at the lower of cost and market value, other than Eligible Inventory described in (d) above; PROVIDED, HOWEVER, that the sum of the amounts determined pursuant to (d) and (e) above shall not exceed $4,000,000 for the purpose of calculating the Borrowing Base."

          (c)   The definition of "Working Capital Termination Date" in
Section 1.1 of the Credit Agreement is amended in full to read as follows:

          "'WORKING CAPITAL TERMINATION DATE' means June 30, 1993 or any subsequent date to which the Bank may agree, in its sole discretion, to extend the Working Capital Commitment."

          (d) Section 3.4 of the Credit Agreement is amended in full to read as follows:

          "Section 3.4 BORROWING BASE FEE. Notwithstanding Section 2.10(c), if the Company fails to prepay and/or pledge any amount required to be prepaid and/or pledged pursuant to the first sentence of Section 2.14, the Company shall pay a fee to the Bank on such amount from the date such amount is due until such amount is paid in full, at the rate PER ANNUM equal at all times to the sum of the Reference Rate in effect from time to time plus 2% PER ANNUM, payable on demand; PROVIDED, HOWEVER, that any fee charged pursuant to this section shall be for a minimum of 7 days. The acceptance by the Bank of any fees paid pursuant to this section shall not be deemed to be a waiver of, or to affect in any other way, the Bank's right to exercise, at any time in its sole discretion, all of its rights and remedies under this Agreement and the other Operative Agreements, including to declare an Event of Default, to deny further extensions of credit under this Agreement, to terminate the Commitment, to collect interest at the Default Rate, to accelerate the Company's obligations under this Agreement and the other Operative Agreements and/or to foreclose upon the collateral provided to the Bank under the Security Documents. Any decision by the Bank to refrain temporarily from exercising any of the above-mentioned rights and remedies shall not constitute or be deemed to be a waiver of any of such rights and remedies."

          (e) Section 7.1(j) of the Credit Agreement is amended in full to read as follows:

          "(j) not later than Tuesday of every other week, commencing on May 25, 1993, a Borrowing Base Certificate covering the 14-day period ended on the previous Thursday and, promptly upon request by the Bank from time to time, additional Borrowing Base Certificates covering such periods as the Bank may request in its sole discretion; PROVIDED, HOWEVER, that, without any request by the Bank, the Company shall automatically deliver to the Bank, not later than the Tuesday after the Company has delivered a Borrowing Base Certificate showing that the Company is obligated to prepay Working Capital Loans and/or pledge cash collateral pursuant to the first sentence of Section 2.14, a Borrowing Base Certificate covering the 7-day period ended on the previous Thursday;".

          (f) Exhibit B to the Credit Agreement is amended in full by substituting therefor Exhibit B hereto.

          (g)   Exhibit C to the Credit Agreement is deleted in its entirety.

    SECTION 2. CONDITIONS TO EFFECTIVENESS. This Amendment shall become effective as of the date first set forth above when the Bank has received a fee of $10,416.75 and all of the following documents, in form and substance satisfactory to the Bank:

          (a)   a consent of Endevco and MKP with respect to this Amendment;

          (b) resolutions of the Board of Directors of the Company evidencing approval of this Amendment and the matters contemplated hereby, certified by the Secretary or an Assistant Secretary of the Company to be correct and complete and in full force and effect;

          (c) a certificate of the Secretary or an Assistant Secretary of the Company certifying the names, titles and true signatures of the officers of the Company authorized to sign this Amendment;

          (d) an amendment to the standstill agreement among Endevco and its creditors evidencing an extension of such agreement to at least June 30, 1993, certified by the Executive Vice President of the Company to be correct and complete and in full force and effect; and

          (e) such other documents, instruments and opinions as the Bank may reasonably request.

    SECTION 3. REPRESENTATIONS AND WARRANTIES OF COMPANY. The Company represents and warrants as follows:

          (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas, is in good standing as a foreign corporation under the laws of the State of Louisiana and has all requisite power and authority, corporate or otherwise, to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, this Amendment and the other Operative Agreements, as amended hereby.

          (b) The execution, delivery and performance by the Company of this Amendment and the other Operative Agreements, as amended hereby, have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of the stockholders of the Company, (ii) violate any provision of any Governmental Rule currently in effect having applicability to the Company or of the charter documents or bylaws of the Company, (iii) result in a breach of or constitute a default under any indenture, any loan or credit agreement or any other agreement, lease or instrument to which the Company is a party or by which it or its properties may be bound or affected or (iv) result in, or require, the creation or imposition of any Lien upon or with respect to any of the properties now owned or hereafter acquired by the Company (other than in favor of the Bank); and the Company is not in default under any such Governmental Rule or any such indenture, agreement, lease or instrument.

          (c) No Governmental Action is required for the valid execution, delivery or performance by the Company of this Amendment or any other Operative Agreement, as amended hereby.

          (d) This Amendment and each other Operative Agreement, as amended hereby, constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms.

          (e) There are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any of the properties of the Company before any Governmental Person or arbitrator that, if determined adversely to the Company, would be likely to have a material adverse effect on the financial condition, properties or operations of the Company.

          (f) The Security Documents constitute valid and perfected first-priority Liens on the Collateral covered thereby, enforceable against all third parties in all jurisdictions, and secure the payment of all obligations of the Company under the Operative Agreements, as amended hereby; and the execution, delivery and performance of this Amendment do not adversely affect the Liens of the Security Documents.

          (g) The audited balance sheet of the Company as of December 31, 1992 and the related statements of income and retained earnings of the Company for the fiscal year then ended, and the unaudited balance sheet of the Company as of March 31, 1993 and the related statements of income and retained earnings and changes in financial position for the fiscal quarter then ended, copies of all of which have been furnished to the Bank, fairly present the financial condition of the Company as of such dates and the results of the operations of the Company for the fiscal periods ended on such dates, all in accordance with generally accepted accounting principles consistently applied, and since March 31, 1993 there has been no material adverse change in such condition or operations.

          (h) No Default or Event of Default has occurred and is continuing or would be caused by the execution of this Amendment.

    SECTION 4.  REFERENCE TO AND EFFECT ON OPERATIVE AGREEMENTS.

          (a) On and after the date hereof, each reference in the Credit Agreement to "this Agreement," "hereunder," "hereof," "herein" or words of like import, and each reference in the other Operative Agreements to the "Credit Agreement," "thereunder," "thereof," "therein" or words of like import, shall mean and be a reference to the Credit Agreement as amended hereby.

          (b) Except as specifically amended in accordance with this Amendment, the Credit Agreement and the other Operative Agreements shall remain in full force and effect and are hereby ratified and confirmed. Without limiting the generality of the foregoing, the Security Documents and all collateral described therein do and shall continue to secure the payment of all obligations of the Company under the Credit Agreement, as amended hereby, and under the other Operative Agreements.

          (c) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Bank under any of the Operative Agreements or constitute a waiver of any provision of any of the Operative Agreements.

    SECTION 5. COSTS, EXPENSES AND TAXES. The Company agrees to pay on demand all costs and expenses of the Bank in connection with the preparation of this Amendment and the other instruments and documents to be delivered hereunder, including the reasonable fees and out-of-pocket expenses of counsel for the Bank with respect thereto. In addition, the Company shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution of this Amendment and the other instruments and documents to be delivered hereunder, and the Company agrees to save the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes, fees, costs or expenses.

    SECTION 6. EXECUTION IN COUNTERPARTS. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

    SECTION 7. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA.


                                       DUBACH GAS COMPANY



                                       By: ________________________
                                           Jack W. Young
                                           Executive Vice President



                                       UNION BANK



                                       By: ________________________
                                           Walter M. Roth
                                           Vice President



                                       By: ________________________
                                       Name: ______________________
                                       Title: _____________________